July 29, 1998



Board of Directors of
Tera Computer Company

Dear Sirs:

     I have supervised the corporate proceedings relative to the issuance of 6,000 shares of Series B Convertible Preferred Stock, $.01 par value (the "Series B Preferred Stock"), and 100,000 common stock purchase warrants (the "Warrants"), of Tera Computer Company, a Washington corporation (the "Company"), and of the authorization of shares of common stock, $.01 par value (the "Common Stock"), issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants.

     I also am familiar with the corporate proceedings relative to the incorporation of the Company and to its present corporate status. Based upon the foregoing and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Washington, with full corporate power to issue the Series B Preferred Stock and the Warrants and to issue the Common Stock reserved for issuance upon conversion of the Series B Preferred Stock and exercise of the Warrants.

     2. The shares of the Series B Preferred Stock have been duly authorized by appropriate corporate action and are validly issued, fully paid, and nonassessable.

     3. The shares of Common Stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants have been duly authorized and reserved for such purpose by appropriate corporate action and, when issued upon such conversion or exercise, as the case may be, will be validly issued, fully paid, and nonassessable.

     This opinion may be used in connection with qualification of such shares of Common Stock under the applicable securities laws of any state.

                                       Very truly yours,

                                       /s/ KENNETH W. JOHNSON

                                       Kenneth W. Johnson, Esq.
                                       Vice President - Finance
                                       and General Counsel